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Exhibit 10.2

EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is entered into by and between InterDent, Inc., a Delaware corporation (the "Company"), and Ivar S. Chhina (the "Executive") as of the Effective Date (as defined in Section 1 below).

RECITAL:

        WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein, such employment to be effective on the Effective Date;

        NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

        1.    Employment.    The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company commencing on the Effective Date, on the terms and subject to the conditions hereinafter set forth. Executive shall serve as Chief Operating Officer of the Company from the Effective Date until the date of Wayne Posey's termination of employment as Chief Executive Officer of the Company (which shall not be later than December 31, 2003). Executive shall serve as Chief Executive Officer of the Company from January 1, 2004 or, if earlier, the date of Wayne Posey's termination of employment as Chief Executive Officer, until December 31, 2006. For purposes of this Agreement, the term "Effective Date" means the effective date of the plan of reorganization ("POR") under Chapter 11 of the Bankruptcy Code filed for the Company on May 9, 2003 if the United States Bankruptcy Court enters an order confirming the POR (the "Confirmation Order") and the conditions precedent to the effective date of the POR are satisfied or waived. As of the Effective Date, this Agreement will restate, amend and supersede, the employment agreement entered into between the Executive and the Company effective as of October 8, 2001 and amended as of December 31, 2002.

          (a)    Reporting.    As Chief Operating Officer, Executive shall report directly to the Chief Executive Officer of the Company and shall have such duties as are typically performed by a chief operating officer of a corporation, together with such additional duties, commensurate with the Executive's position as may be assigned to the Executive from time to time by the Chief Executive Officer of the Company. As Chief Executive Officer, Executive shall report directly to the Board of Directors of the Company (the "Board") and Executive's duties and responsibilities will be those customarily performed by a Chief Executive Officer of a company of comparable size to the Company and such other duties that are assigned to him by the Board, which shall be commensurate with his position as Chief Executive Officer.

          (b)    Location.    The principal location of the Executive's employment shall be at the Company's offices located in San Francisco, California. Executive understands and agrees that he may be required to travel from time to time for business reasons.

        2.    Term.    Unless terminated pursuant to Section 6 hereof, the Executive's employment hereunder shall commence on the Effective Date and shall continue until December 31, 2006 (the "Term").

        3.    Compensation.    During the Term, the Executive shall be entitled to the following compensation and benefits:

          (a)    Salary.    The Company shall pay to the Executive a base salary at the rate of $280,000 per year while he serves as Chief Operating Officer and a base salary at the rate of $350,000 per year while he serves as Chief Executive Officer. The Board shall review the Executive's base salary on an annual basis. Base salary shall be payable in accordance with the payroll practices of the Company in effect from time to time. In no event shall the base salary be decreased during the Term.

          (b)    Performance Bonus.    The Executive shall be eligible to receive a cash bonus for 2003 and each calendar year thereafter during the Term, the Executive shall be eligible to receive a cash bonus ("Performance Bonus") based upon the achievement of objective performance targets ("Performance Bonus Objectives"). These Performance Bonus Objectives shall be set forth in a Performance Bonus Objectives Plan to be mutually agreed upon between the Executive and the Board; when formulated and agreed, the Performance Bonus Objectives Plan shall become part of and subject to the terms of this Agreement. The Performance Bonus will equal the specified percentage of the base salary to be paid to Executive during the calendar year to which the bonus relates in accordance with the following table:

Percentage of Performance Bonus Objectives Plan Met	Percentage of Annual Base Salary Due as Performance Bonus
Less than 90%	No Performance Bonus paid
At least 90% but less than 100%	50% plus 5% of annual base salary for each percentage point by which Performance Bonus Objectives exceed 90% of Plan
100%	100%
Over 100%	100% plus 5% of annual base salary for each percentage point by which Performance Bonus Objectives exceed 100% of Plan, up to a maximum of 150% of annual base salary

  Notwithstanding the forgoing, and notwithstanding any contrary provision of the Performance Bonus Objectives Plan, the Board may, in his sole discretion, award the Executive a Performance Bonus or other bonus in excess of that called for in the Performance Bonus Objectives Plan. Any Performance Bonus or other bonus shall be paid to the Executive at a date no later than 90 days after the end of the calendar year to which the bonus relates.

          (c)    Retention Bonus.    The Company will pay Executive on the Effective Date a bonus equal to $280,000 (the "Retention Bonus") if he is employed under this Agreement on the Effective Date or if prior to the Effective Date there has been: (1) a termination by the Company of Executive's employment that is not a termination for Cause; (2) a termination for Good Reason by Executive; (3) a Change in Control; (4) death of Executive; or (5) Disability of Executive. Executive shall have the option ("Equity Purchase Option") to choose in lieu of taking the Retention Bonus in cash to use the Retention Bonus, or portion thereof, to purchase Common Stock (as defined in Section 3(e)(i) below). The purchase price ("Purchase Price") per share of the Common Stock under the Equity Purchase Option shall be 90 percent of the fair market value of a share of Common Stock on the Effective Date determined using a total enterprise value of $110,000,000. If Executive elects the Equity Purchase Option, then the Company shall also pay Executive an additional bonus equal to the amount of income taxes ("Income Tax Gross Up") Executive will owe on his or her Retention Bonus and the Income Tax Gross Up.

          (d)    Benefits.    The Executive shall be entitled to participate in life insurance, disability insurance, 401(k) or other retirement plans, deferred compensation, automobile and other benefits provided to other senior executives of the Company on terms no less favorable than those available to such senior executives of the Company; provided, however, that the Executive shall be immediately eligible to participate in such Company benefits upon the Effective Date. The Company shall reimburse Executive during the Term for the monthly premium expense he incurs for health insurance coverage for himself and his dependents; provided, however, that in lieu of such individual insurance the Company may provide coverage for the Executive and his spouse and children under the Company's group health insurance at the Company's expense any time after January 1, 2004. In the event that the Company pays for the cost of such group health insurance coverage for the Executive and his spouse and children, the Company shall not be required to reimburse the Executive for premiums under Executive's personal health insurance policy from and after that date. The Company shall do all things necessary to effect the intent of this provision to secure the Executive the Company benefits provided immediately upon the Effective Date. The Executive shall accrue vacation at a rate of four weeks paid vacation per year, of which, the accrued balance may be taken at any time following the Effective Date; provided, however, that at anytime Executive has accrued twelve weeks of unused vacation Executive shall stop accruing vacation until the following calendar year. The Executive shall be paid any unused vacation pay at the time of his termination of employment. The Executive shall also be entitled to the same number of holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company policy in effect from time to time.

          (e)    Stock Options.

            (i)    Within ten (10) days after the Effective Date, the Company shall issue to the Executive stock options (which shall be incentive stock options to the maximum extent permitted by law, with the remaining options being non-qualified options) to acquire that number of shares of the common stock of the Company (the "Common Stock") equal to one percent of the issued and outstanding shares of Common Stock on the Effective Date, calculated on a Fully Diluted Basis (the "Effective Date Options"). The option price per share at which the Effective Date Options can be exercised will be the fair market value of a share of Common Stock on the Effective Date determined using a total enterprise value of $110,000,000.

            (ii)   No later than March 31, 2004, the Company shall issue to the Executive additional stock options to acquire that number of shares of the Common Stock equal to one percent of the issued and outstanding shares of Common Stock, calculated on a Fully Diluted Basis, as defined below (the "2004 Options"). The option price per share at which the 2004 Options can be exercised will be equal to 90 percent of the fair market value of a share of Common Stock on the date of grant.

            (iii)  The Effective Date Options and the 2004 Options (collectively, the "Options") will vest with respect to 25 percent of the shares subject to each option grant on the date of the particular option grant and will vest with respect to an additional 25 percent of the shares on each of the first, second and third anniversaries of the date of such option grant, provided Executive remains employed by the Company on the vesting date. Notwithstanding the foregoing, any unvested portion of the Options will become fully vested upon the occurrence of any of the following events: (1) a termination by the Company of Executive's employment that is not a Termination for Cause; (2) a Termination for Good Reason by Executive; (3) a Change in Control; (4) death of Executive; (5) Disability of Executive; or (6) Executive remaining employed by the Company on December 31, 2006. The vested Options will remain exercisable until the earlier of (A) seven years from the date of grant or (B) 90 days following Executive's termination of employment, except in the case of Executive's Termination for Cause in which case the options will be cancelled.

            (iv)  For purposes of this Agreement, the term "Fully Diluted Basis" means, with reference to outstanding equity securities of the Company (or any successor to the Company), the shares of common stock of such entity that would be outstanding as of the date of option grant assuming that all outstanding options, warrants and other rights to acquire common stock in such entity, other than options granted to Executive and other members of senior management pursuant to the retention program and any employment agreements, have been exercised and all securities convertible into common stock of such entity have been converted, regardless of whether such options, warrants or other rights are then exercisable or whether such securities are then convertible. Except as specifically set forth above, the option agreements pursuant to which the Options are granted shall be the standard form of option agreement that the Company has historically granted to other Company executives in positions commensurate to that of Executive.

        4.    Exclusivity.    During the Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Chief Executive Officer of the Company or the Board in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company; (ii) engage in personal investing activities; (iii) serve as a member and/or officer on corporate boards of directors; and (iv) perform incidental services as are necessary in connection with his private passive investments, his charitable community services or his participation in trade or professional organizations; provided that the activities set forth in these clauses (i), (ii), (iii) and (iv), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder; and provided further that, without the written consent of the Board, the activities set forth in clause (ii) do not directly or indirectly represent more than five percent (5%) of the issued securities or interests of any business that competes with the business of the Company.

        5.    Reimbursement for Expenses.    The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items ("Travel Expenses") in accordance with the Company's expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time. The Company agrees that such Travel Expenses shall include, but not be limited to, all expenses related to the Executive's travel to the Company's offices in the Los Angeles area, as well as all expenses incurred by the Executive for lodging, car rental and food during the time he is working out of the Company's El Segundo offices (collectively, the "El Segundo Expenses"). Executive shall be entitled to receive additional payments ("Gross-Up Payments") in the aggregate amount such that after payment by Executive of all taxes (including any interest or penalties) actually imposed upon the reimbursement of Travel Expenses incurred by Executive (including the El Segundo Expenses), and any such taxes actually imposed on the Gross-Up Payment, Executive retains an amount equal to the Travel Expenses incurred.

        6.    Termination.

          (a)    Cause.    The Company may terminate the Executive's employment at any time, with or without Cause. In the event of termination for Cause, the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause which is the reason for such termination. For purposes of this Agreement, "Cause" shall mean the termination by Company of Executive's employment by reason of: (A) Executive's conviction of a felony offense under state or federal law that causes demonstrable harm to the Company, (B) the continued breach by Executive of any of the material provisions of this Agreement for a period of thirty days after written notice of such breach is given to Executive by the Board which notice specifically identifies the manner in which the Board believes Executive has breached such provisions, (C) Executive having acted with gross negligence or willful misconduct in connection with the performance of his material duties as Chief Operating Officer or Chief Executive Officer of the Company; or (D) Executive having acted willfully against the best interests of the Company (and not with the belief that such action was in the best interest of the Company) or making an intentional misrepresentation against or to the Company or its employees, which act or misrepresentation has a material adverse effect on the interests of the Company that was reasonably foreseeable.

          (b)    Good Reason.    The Executive may terminate his employment for "Good Reason" provided such termination occurs in connection with one or more of the following events without the Executive's prior written consent: (A) the Company's breach of any material obligation under the employment agreement in effect at the time of the breach for a period of thirty (30) days after written notice of such breach is given by Executive to the Board, which notice specifically identifies the manner in which Executive believes the Company has breached such provisions and such breach is not cured by the Company, (B) the assignment to Executive of any substantial duties inconsistent with his position or any substantial alteration, adverse to Executive, in the nature, scope, or status of his responsibilities (including reporting and supervisory responsibilities), provided that: any reduction or suspension of responsibilities that is reasonably undertaken by the Company for the purpose of investigating the possible existence of "Cause" shall not be the basis for "Good Reason" if his compensation continues in effect during the period of reduction or suspension and any such period is no longer than thirty (30) days, (C) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume, in writing, the Company's obligations under this Agreement; or (D) requirement of Executive to relocate more than 25 miles from current residence, unless so consented by Executive.

          (c)    Voluntary Termination by Executive Without Good Reason.    The Executive shall have the right to terminate his employment at any time by giving notice of his resignation (other than a termination "Good Reason").

          (d)    Death.    The Executive's employment shall automatically terminate upon his death and upon such event, the Executive's designated beneficiary or, in the absence of such designation, his estate shall be entitled to receive the amounts specified in Section 6(f)(i) and (iv) below.

          (e)    Disability.    Executive's employment will terminate on account of Executive's "Disability" which, for purposes of this Agreement means a physical or mental incapacity due to injury or illness, which prevents Executive from performing Executive's responsibilities as Chief Operating Officer or Chief Executive Officer even if the Company made reasonable accommodations that are otherwise required by law, which incapacity is expected to last or has lasted at least six months (or any longer period if mutually agreed). In the event of a dispute between Executive and the Company concerning whether Executive has a Disability, Executive shall submit to the Company a report in reasonable detail by a physician selected by the Company to whom Executive has no reasonable objection concerning whether Executive has a Disability and the basis for the physician's conclusion. The conclusion of such physician shall be conclusive of the dispute unless there is no reasonable medical basis to support it.

          (f)    Payments.

            (i)    In the event that the Executive's employment terminates for any reason, the Company shall pay to the Executive all base salary and unreimbursed expenses to which Executive is entitled hereunder through the date of termination.

            (ii)   If Executive's employment is terminated by the Company without Cause or Executive terminates his employment with Good Reason at any time after May 9, 2003, the Company shall pay to Executive severance compensation as follows, provided that he executes a standard release of all claims against the Company in the form attached hereto as Exhibit "A": (i) the Executive shall continue to receive the base salary (less applicable withholding or similar taxes) at the rate in effect on the date of termination periodically, in accordance with the Company's prevailing payroll practices, for a period of one year following termination of employment, such period between the termination date and the first anniversary of the termination date hereby defined as the "Severance Term"; (ii) the Executive shall continue to receive any health benefits provided to him and the members of his immediate family as of the date of such termination in accordance with Section 3(c) hereof, or the reimbursement of health premium costs for himself and the members of his immediate family, if he has elected such coverage, or has elected continuation coverage under the provisions of the Consolidated Budget Reconciliation Act of 1986 ("COBRA"), during the Severance Term; (iii) within a reasonable period following the termination date, such period not to exceed thirty (30) days, the Executive shall receive the Performance Bonus which would have become due and payable to him in accordance with the terms of the Performance Bonus Plan computed as though the Company had achieved 100 percent of the Performance Bonus Objectives for the calendar year in which the termination occurs multiplied by the number of days during the year prior to termination and divided by 365; (iv) if the termination occurs after the Effective Date of the POR, any unvested Options shall become fully vested (or if the Options have not been granted on the date of termination, they shall be granted and shall immediately become fully vested); and (v) Executive shall receive the Retention Bonus to the extent not already paid.

            (iii)  Notwithstanding the foregoing, in the event that during the Severance Term, the Executive violates any provision of Section 8, the Company's obligations to make payments and provide benefits pursuant to the immediately preceding sentence shall terminate immediately. In any event, amounts owed by the Company for accrued and unpaid base salary as of the date of termination or reimbursement for expenses under the provisions of Section 5 hereof shall be paid promptly upon any termination.

            (iv)  If Executive's employment terminates because of his death or Disability, all unvested Options will become fully vested (or if the Options have not been granted on the date of termination, they shall be granted and shall immediately become fully vested) and Executive or his beneficiary will receive: (1) the annual Performance Bonus for the year of his death that would have been paid based on the Company's actual performance and the Performance Bonus Objectives, multiplied by the number of days during the year before his death or Disability, and divided by 365; and (2) the Retention Bonus to the extent not already paid.

            (v)   If Executive's employment is terminated for a reason other than Cause, Executive shall at his option have the right to either continue to hold Common Stock acquired by purchase, or require the Company to repurchase it at 90 percent of the fair market value of such stock as of the date of repurchase. If Executive is terminated for Cause, Company shall have the right, but not the obligation, to repurchase his stock at the lesser of: (i) 50 percent of Executive's purchase price; or (ii) the fair market value on the date of repurchase.

          (g)    Survival of Operative Sections.    Upon any termination of the Executive's employment, the provisions of Sections 6(f) and 7 through 23 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

        7.    Option Vesting Acceleration Upon Change in Control.

          (a)   If a Change in Control occurs during the term of this Agreement, one hundred percent (100%) of the then outstanding and unvested Options granted to the Executive hereunder or under any Company stock option plan shall automatically vest so that each such option or warrant shall be fully exercisable at the effective date of the Change in Control.

          (b)   Notwithstanding subsection (a) above, in the event a Change in Control occurs and the issued and outstanding shares of the Company's stock are converted into a right to receive a cash payment from another company in consideration for such shares of stock, all outstanding and unvested Options granted to Executive shall immediately vest in full, and the Executive shall be entitled to receive a cash payment in respect of each of his outstanding Options that is equivalent in value to the per share cash consideration received by the Company's shareholders, less the per share exercise price of each outstanding Option and warrant held by the Executive.

          (c)   For purposes of this Agreement, a "Change in Control" means any of the following: (A) the shareholders of the Company as of the Effective Date (determined collectively) shall cease for any reason to own at least fifty percent (50%) or more of the voting power of the Company; (B) the acquisition (in any manner) of shares of common stock or other voting securities of the Company having fifty percent (50%) or more of the outstanding voting power of the Company by any person or group of persons acting in concert, other than the current shareholders of the Company (determined collectively), (C) the sale, lease, assignment, or transfer of all or a material part of the assets of the Company, (D) a merger, consolidation or reorganization involving the Company in which the Company is not the surviving corporation or which results in fifty percent (50%) or more of the outstanding voting power of the Company being held of record or beneficially by persons who are not shareholders of the Company on the Effective Date, or (E) any person or group of persons acting in concert (other than the shareholders on the Effective Date (determined collectively)) having the right to elect or appoint a majority of the directors of the Company. Notwithstanding the foregoing, the transactions described in the POR shall not constitute a Change in Control for purposes of this Agreement.

        8.    Secrecy and Non-Competition.

          (a)    No Competing Employment.    The Executive acknowledges that the agreements and covenants contained in this Section 8 are essential to protect the value of the Company's business and assets and by his current employment with the Company and its subsidiaries, the Executive has obtained and will obtain certain knowledge, contacts, know-how, training and experience of a confidential, proprietary or trade secret nature, and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. Therefore, the Executive agrees that for the period commencing on the Effective Date and ending on the termination of the Executive's employment hereunder (such period is hereinafter referred to as the "Restricted Period") with respect to any State in which the Company is engaged in business during the Term, the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities if such activity consists of any activity undertaken or expressly contemplated to be undertaken by the Company or any of its subsidiaries or by the Executive at any time during the Term.

          (b)    Nondisclosure of Confidential Information.    The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company's business or, if acquired following the Term, such information which, to the Executive's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, relating to the Company, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment.

          (c)    No Interference.    During the Restricted Period, and for a period of one year thereafter, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company or its subsidiaries with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company or its subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a customer or client, of the Company, its predecessors or any of its subsidiaries. The placement of any general classified or "help wanted" advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 8(c) unless the Executive's name is contained in such advertisements or solicitations.

          (d)    Inventions, etc.    The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive during the course of his employment for the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

        9.    Injunctive Relief.    Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 8 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction from an arbitrator selected in accordance with the provisions of Section 16 below, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 8 hereof, restraining the Executive from engaging in activities prohibited by Section 8 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 8 hereof.

        10.    Indemnification and Attorney's Fees.    The Company shall indemnify, hold harmless and defend the Executive from all expenditures and losses incurred by him in direct consequence of the discharge of his duties, or by virtue of his employment and position with the Company, and agrees that it shall continue to indemnify him and hold him harmless, and defend him against such claims, and against all claims that have been, are or may be made against him on account of the discharge of his duties, or by virtue of his employment and position with the Company, or alleged actions or omissions by him occurring within the course and scope of his employment, at all times. In connection with its indemnification obligation, the Company will pay Executive's reasonable attorney's fees incurred in connection with consultation regarding and the defense of any claims brought against the Executive that are covered by this section, and shall allow the Executive to retain such counsel as he chooses in that regard. The Company shall see that the Executive is added as a named insured on its directors and officers liability indemnity policy, and on any other policy of insurance now or later purchased by the Company to indemnify its directors and officers against errors or omissions committed or occurring within the course and scope of their employment; in the event that policy restrictions preclude the addition of the Executive as a named insured, the Company shall purchase a separate policy covering the Executive, in the same indemnity amount as provided to its officers and directors.

        11.    Golden Parachute Payments.    As a result of the uncertainty in the application of Internal Revenue Code Section 4999 of the Code (or any successor provision thereto), it is possible that certain of the benefits that may be provided under this Agreement could result in an excise tax on the Executive. If a payment pursuant to this Agreement would result in (or increase) an excise tax under Section 4999(a), the excess parachute payment shall be reduced to that amount (if any) which maximizes the difference between the excess parachute payment and the excise tax. During any period that the Company's stock is not readily traded on an established securities market, the Company shall use its reasonable best efforts to obtain the consent of the Company's shareholders to all payments hereunder to the extent necessary to satisfy the requirements of Section 280G(b)(5)(B) of the Code, and any regulations thereunder.

        12.    Representations and Warranties of the Executive.    The Executive represents and warrants to the Company as follows:

          (a)   This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

          (b)   Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive.

          (c)   The representations and warranties of the Executive contained in this Section 11 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        13.    Mitigation.    The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise and no future income earned by the Executive from employment or otherwise shall in any way reduce or offset any payments due to the Executive hereunder. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights which would accrue solely as a result of the passage of time from and after the Effective Date, under any Company employee benefit plan, "payroll practice" (as defined in ERISA), compensation arrangement, incentive plan, stock option or other related stock plan provided, however, this Agreement amends, supersedes and restates his prior contract with the Company and, therefore, he will have no claims thereunder if this Agreement becomes effective and rights under prepetition stock plans or options shall be terminated and replaced by the provisions of this Agreement. Anything herein to the contrary notwithstanding, in the event the Executive accepts other employment or engages in his own business prior to the last date of the Severance Term and the Executive is covered by a comparable health plan in connection with such employment or business, the Company shall not be obligated to maintain health care coverage for the Executive pursuant to Section 6(e) during the period of such other coverage.

        14.    Successors and Assigns; No Third-Party Beneficiaries.    This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive's heirs and the personal representatives of the Executive's estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement to any person, entity or successor without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries or affiliates, but in such event such assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement of a successor approved in writing by the Executive prior to the effectiveness of any such succession shall be a breach of this Agreement entitling the Executive to the benefits hereunder, as though the Executive was subject to termination without Cause. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

        15.    Waiver and Amendments.    Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board of Directors. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

        16.    Severability and Governing Law.    The Executive acknowledges and agrees that the covenants set forth in Section 8 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of an arbitrator or court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. EXCEPT AS OTHERWISE PROVIDED IN SECTION 16, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

        17.    Arbitration.    Should either party to this Agreement have any dispute as to any aspect of this Agreement, or arising out of, or related or connected with the Executive's employment, termination, compensation, or benefits, or should the Executive allege that the Company has violated any of his rights under state or federal employment or civil rights laws or any other laws, statutes or constitutional provisions, including, but not limited to, the Age Discrimination in Employment Act of 1967, the California Fair Employment and Housing Act, the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Federal Family and Medical Leave Act, or the California Family Rights Act, the parties will submit any such dispute to final and binding arbitration pursuant to the Judicial Arbitration & Mediation Service ("JAMS") Arbitration Rules and Procedures for Employment Disputes. Unless another limitations period is expressly mandated by statute, to be timely, any dispute must be referred to arbitration within the limitations period established by law for the filing of a civil claim with respect to such dispute. Disputes not referred to arbitration within the appropriate limitations period shall be deemed waived, and the arbitrator shall deny any untimely claims. THE PARTIES EXPRESSLY AGREE THAT SUCH ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY DISPUTE INVOLVING THIS AGREEMENT, THE EXECUTIVE'S EMPLOYMENT, TERMINATION, COMPENSATION, BENEFITS OR THE VIOLATION OF EXECUTIVE'S CIVIL RIGHTS, AND HEREBY EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A COURT TRIAL OR A JURY TRIAL OF ANY SUCH DISPUTE. In making an award, the arbitrator shall have the power and authority to provide any remedy or relief available to a court of law or equity, but the arbitrator shall have no power to add to, delete from or modify this Agreement, or to enforce purported unwritten or prior agreements, or to construe implied terms or covenants into the Agreement. It is further agreed by the parties that venue for any arbitration or other legal proceedings shall be Los Angeles County, California. This arbitration clause is entered pursuant to, and shall be governed by, the Federal Arbitration Act, but in all other respects this Agreement shall be governed by the provisions of California law. If any one or more provisions of this arbitration clause shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

        18.    Legal Costs.    The Company shall pay in full, on demand, all reasonable legal fees incurred by Employee in connection with the preparation and negotiation of this Agreement not in excess of $32,500 total for both Executive and Wayne Posey, who have been jointly represented by counsel in negotiating their respective Agreements, with no need to allocate fees incurred between the two contracts. In any arbitration brought pursuant to the provisions of Section 16, the Company shall pay the arbitrator's fees, and all administrative costs associated with the scheduling and conduct of the arbitration. If a dispute thereafter arises under this Agreement and becomes the subject of litigation or arbitration, the prevailing party shall be entitled to recover its reasonable attorneys' fees. Notwithstanding anything herein above to the contrary, as between the Executive and the Company, the Company shall bear all legal costs and expenses of defending the validity of this Agreement against any third-party.

        19.    Stockholders' Agreement.    No Options or shares of stock in the Company shall be issued to Employee hereunder until and unless the Company and Employee each agree upon and execute a mutually agreed upon stockholders' agreement, containing, inter alia, customary restrictions on the sale of shares of stock in the Company. The parties shall negotiate in good faith to reach such an agreement prior to the confirmation hearing on the POR.

        20.    Notices.    Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given, (i) to the Company at Pacific Corporate Towers, 222 N. Sepulveda Blvd., Suite 740, El Segundo, California 90245, Attention: Chairman of the Board, or (ii) to Executive at such address as specified in the Company's records, or at such other address as the

Executive may have furnished the Company in writing with a copy (which shall not constitute notice) to David Gordon, O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA 90071, or as such party shall have otherwise furnished in writing in accordance with the provisions of this Section 19. Notice to the Employee's estate shall be sufficient if addressed to Employee as provided in this Section 19. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

        21.    Section Headings.    The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

        22.    Entire Agreement.    This Agreement, the Performance Bonus Objectives Plan, any stock incentive or option plans, and any warrant agreements adopted by the parties to give effect to the provisions of Sections 3(d), 3 (e) and 6, and any health, welfare and benefit plans offered to the Executive in fulfillment of the provisions of Section 6 constitute the entire understanding and agreement of the parties hereto regarding the employment of the Executive as of the Effective Date. This Agreement and those agreements supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

        23.    Severability.    In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court, arbitrator or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.

        24.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

INTERDENT, INC.
By:
Name:	H. Wayne Posey Title: Chairman and Chief Executive Officer
EXECUTIVE
Name: Ivar S. Chhina

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  Exhibit 10.2